Exhibit 99.2

TBIO Transaction Employee FAQ

1.	What did we announce?

•	We announced that we have entered into a definitive agreement to be acquired by Sanofi in a transaction valued at $3.2 billion.

•	Under the terms of the agreement, Translate Bio shareholders will receive $38.00 per share in cash.

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Building on our existing partnership, this transaction will allow us to be even better positioned to leverage Sanofi’s vast global capabilities and resources to accelerate our pipeline and ultimately reach more patients, faster.

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Since we started our partnership with Sanofi in 2018, we have moved two mRNA vaccine candidates through preclinical development to IND submission, and initiated Phase 1 clinical trials for COVID-19 and seasonal influenza.

•	We have made significant progress in the development of mRNA vaccines through this collaboration, demonstrating some of the key attributes of our mRNA platform, including speed, flexibility and scale.

•	This transaction deepens our existing relationship, and we believe it will strengthen the team’s ability to bring innovative and life-changing medicines to patients faster.

2.	Why Sanofi?

•	We know the Sanofi team well through our ongoing collaboration to develop mRNA vaccines for infectious diseases.

•	As one team with Sanofi, we will be even better positioned to leverage Sanofi’s vast global capabilities and resources as we accelerate our pipeline and ultimately reach more patients, faster.

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With Sanofi’s worldwide manufacturing presence and proven vaccine leadership, combined with our promising mRNA technology, we can accelerate bringing our mRNA vaccines to the global stage, not only for COVID but for flu and other pathogens.

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Further, Sanofi’s diverse therapeutics portfolio can also help showcase the advantages of our technology in areas beyond vaccines to build on the pioneering work done to date at Translate Bio. In the transaction announcement, Sanofi stated their goal is to unlock the potential of mRNA in other strategic areas such as immunology, oncology, and rare diseases in addition to vaccines.

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We’re proud Sanofi recognizes the strength of our people and capabilities, and we expect there will be many opportunities for growth as a part of Sanofi. This transaction deepens our existing relationship, and we believe it will strengthen the team’s ability to bring innovative and life-changing medicines to patients.

3.	Why is this good for Translate Bio? How does it fit into the Company’s strategy?

•	As one team with Sanofi, we will be even better positioned to leverage Sanofi’s vast global capabilities and resources as we accelerate our pipeline and ultimately reach more patients, faster.

•

Sanofi’s worldwide manufacturing presence and proven leadership in clinical development and commercialization will be an asset in bringing our mRNA vaccines to the global stage – not only for COVID but for flu and other pathogens.

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Further, its diverse therapeutics portfolio can help showcase the advantages of our technology in areas beyond vaccines to build on the pioneering work done over the last 10+ years at Translate Bio. In the transaction announcement, Sanofi stated their goal is to unlock the potential of mRNA in other strategic areas such as immunology, oncology, and rare diseases in addition to vaccines.

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We have made significant progress in the development of mRNA vaccines through our collaboration with Sanofi, demonstrating some of the best attributes of our mRNA platform, including speed, flexibility and scale. This transaction deepens our existing relationship and enables us to further expand these strengths and move programs into the clinic much faster.

4.	When do you expect to close the transaction?

•	We expect the transaction to close in the third quarter of 2021, subject to the satisfaction of customary closing conditions, including regulatory approval.

5.	What does this announcement mean for Translate Bio’s day to day operations? How will this impact my work?

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Until the transaction closes, Translate Bio will continue to operate as an independent, standalone company. Our work is progressing and we look forward to continuing to work together with our external partners.

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While there are many reasons to be excited about this announcement, it is important to remember that this announcement is just the first step in an integration planning process, and many decisions have not yet been made.

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We are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transition as seamless as possible. We will keep you informed as we have updates to share.

6.	How will this affect Translate Bio’s R&D capabilities after closing? Will Sanofi continue all of the opportunities and development in our pipeline?

•	Until the transaction closes, Translate Bio will continue to operate as an independent, standalone company. Our work is progressing and it is business as usual.

•

Building on our existing partnership, this transaction will allow our team to be even better positioned to leverage Sanofi’s vast global capabilities and resources as we accelerate our pipeline and ultimately reach more patients, faster.

•

With Sanofi’s worldwide manufacturing presence and proven vaccine leadership, combined with our promising mRNA technology, we can accelerate bringing our mRNA vaccines to the global stage, not only for COVID but for flu and other pathogens.

•

Further, Sanofi’s diverse therapeutics portfolio can also help further demonstrate the advantages of our technology in areas beyond vaccines, building on the pioneering work done over the last 10+ years at Translate Bio. In the transaction announcement, Sanofi stated their goal is to unlock the potential of mRNA in other strategic areas such as immunology, oncology, and rare diseases in addition to vaccines.

•	Sanofi leadership will provide more detail on their strategic plans once the transaction successfully gets through closing.

7.	What impact will this have on our ongoing CF / pulmonary programs?

•	In the transaction announcement, Sanofi stated their goal is to unlock the potential of mRNA in other strategic areas in addition to vaccines.

•

We believe that Sanofi’s diverse therapeutics portfolio can help further demonstrate the advantages of our technology in areas beyond vaccines, building on the pioneering work done over the last 10+ years at Translate Bio.

•	That said, it is important to remember that this announcement is just the first step in an integration planning process, and many decisions have not yet been made.

•

We are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transition as seamless as possible. We will keep you informed as we have updates to share.

•	Until the transaction closes, Translate Bio will continue to operate as an independent, standalone company. Our work is progressing and it is business as usual.

8.	How will Translate Bio employees benefit from this transaction?

•	Sanofi pursued this acquisition because of our talented employees and innovative, industry-leading mRNA platform.

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We are proud that Sanofi recognizes the strength of our people and capabilities, and we expect there will be many opportunities for growth as part of Sanofi. Sanofi’s size, diverse portfolio and global footprint could offer additional career development opportunities.

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While this transaction will bring about a change in ownership, it does not change our focus on developing potentially transformative mRNA medicines to treat or prevent debilitating or life-threatening diseases.

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That said, until the transaction closes, which we expect to occur in the third quarter of 2021, it is business as usual, and we will continue to operate as an independent, standalone company. In the meantime, the best thing we can all do is stay focused on our day-to-day responsibilities.

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Assuming the transaction successfully closes and you are an active employee at that time, any unvested stock options and restricted stock units will automatically vest. When this happens, you will receive the difference between $38 and the exercise price of your option as cash that will appear in your paycheck.

•	If you own shares of Translate Bio stock at the time the transaction closes, you will receive $38.00 per share in cash.

•	Until the transaction closes, stock options and restricted stock units will continue to vest as usual.

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If you are participating in the ESPP, you will continue to make contributions and shares will be delivered to you prior to closing for a purchase price of $17.56, and you will receive $38.00 per share for each share at or promptly following closing.

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For those people who own stock directly, as with any Translate Bio shareholders, they will receive notification of how to tender their Translate Bio shares. If such shareholders do not tender, they will receive $38.00 per share following the closing of the merger.

9.	How will Translate Bio be structured as part of Sanofi?

•	It is very early in the process and there are many details to be worked out.

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At a high level, Sanofi shares our commitment to mRNA science, and we expect there will be many opportunities for growth as part of Sanofi. Their belief in the promise of the technology and long-term vision for the important role mRNA vaccines could play in the future is evidenced by the mRNA Center of Excellence they recently established, including a commitment to invest approximately €400 million annually to accelerate the development and delivery of next-generation vaccines.

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As part of the acquisition, we are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transaction as seamless as possible.

•	We are committed to keeping you informed as we move through the process and have details to share.

•	That said, until the transaction closes, it is business as usual for Translate Bio and we will continue to operate as an independent, standalone company.

10.	Will my reporting structure change?

•	Until the transaction closes, we will continue to operate as an independent, standalone company. It is business as usual for all of us at Translate Bio.

•	There will be no immediate changes as a result of this announcement.

•	It is very early in the process and there are many details to be worked out.

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As part of the acquisition, we are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transaction as seamless as possible.

•	We will keep you informed as we move forward.

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In the meantime, the best thing you can do is stay focused on your day-to-day responsibilities. We remain focused on our mission of developing mRNA medicines for patients, and we should continue to work hard toward this goal during the transition period.

11.	What will happen to Translate Bio’s management team? Board of Directors?

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Until the transaction closes, we will continue to operate as an independent, standalone company. It is business as usual. Translate Bio will continue to be led by Ron and our Board will remain in place as Translate Bio continues to operate as an independent, standalone company.

•	We will continue to keep you updated as appropriate.

12.	How does this impact pay and benefits?

•	Until the transaction closes, we will continue to operate as an independent, standalone company. It is business as usual for all of us at Translate Bio.

•	There will be no immediate changes as a result of this announcement.

•	It is very early in the process and, at this point, it would be premature to get into these details.

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As part of the acquisition, we are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transition as seamless as possible.

•	We will keep you informed as we move forward.

•

In the meantime, the best thing you can do is stay focused on your day-to-day responsibilities. We remain focused on our mission of developing mRNA medicines for patients, and we should continue to work hard toward this goal during the transition period.

13.	What will happen to Translate Bio’s headquarters? Are we still relocating to Waltham, MA?

•	Until the transaction closes, we will continue to operate as an independent, standalone company. For the time being, we will continue to move forward with relocation plans.

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As part of the acquisition, we are establishing a team that will include leaders from both companies to develop a detailed and thoughtful plan to bring our companies together and make the post-closing transition as seamless as possible.

•	As usual, we’ll keep you informed as we have updates to share.

14.	What will happen to my Translate Bio options, restricted shares, share grants?

•	Until the transaction closes, stock options will continue to vest as usual.

•	There are also options and other equity-based awards for employees. If you own shares of Translate Bio stock at the time the transaction closes, you will receive $38.00 per share in cash.

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Assuming the transaction successfully closes and you remain employed until such time, any unvested stock options and restricted stock units will automatically vest. Additionally, you will receive the difference between $38.00 and the exercise price of your option as cash that will appear in your paycheck.

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If you are participating in the ESPP, you will continue to make contributions and shares will be delivered to you prior to closing for a purchase price of $17.56, and you will receive $38.00 per share for each share at or promptly following closing.

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For those people who own stock directly, as with any Translate Bio shareholders, they will receive notification of how to tender their Translate Bio shares. If such shareholders do not tender, they will receive $38.00 per share following the closing of the merger.

•	Any questions relating to your equity should be directed to Noreen Martin, Senior Director of Legal, at nmartin@translate.bio.

15.

What does this announcement mean for my relationship with Sanofi? Can I reach out to my counterpart at Sanofi? When can we start working as one company? What do I do if my Sanofi counterpart reaches out to me?

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While this is certainly exciting news, and we will continue to communicate and work together through our partnership as we have in the ordinary course of business, we ask that you refrain from engaging in any discussions about the transaction with your colleagues or other Sanofi employees unless specifically asked to do so by Translate Bio management in connection with integration planning activities.

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Remember, until the close, Translate Bio and Sanofi are operating as separate companies. Until then, the normal rules related to the treatment and communication of confidential information need to be respected by both organizations.

•	If you are contacted by your Sanofi counterpart or approached by someone at Sanofi, do not discuss the pending transaction and please inform your manager.

•	Please also refrain from commenting on social media.

16.	What should I tell KOLs / partners / suppliers / regulators / patient advocacy groups, etc. who ask me about this transaction?

•	Please reiterate that until the transaction closes, Translate Bio and Sanofi remain separate, independent companies. Our work is continuing and it is business as usual.

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It is important not to speculate with any party (external or internal) about next steps. It is also important to remember during this transition period that employees must continue to abide by our confidentiality provisions.

•	Our legal team will meet with departments/teams over the coming days to discuss next steps including vendor/supplier communications.

•	Corporate Communications has prepared email communications and talking points to help with these notification and initial conversations.

•	Any inbound inquiries from external parties, including those received over social media, should not be responded to and be directed to Legal or Corporate Communications.

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We have had very positive partnership with Sanofi over the last few years and as a combined entity, we will benefit from Sanofi’s diverse therapeutics portfolio, worldwide manufacturing presence and proven vaccine leadership.

Forward-Looking Statements

This communication contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s and Translate Bio’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Translate Bio, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Sanofi’s and Translate Bio’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related Sanofi’s and Translate Bio’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi’s ability to benefit from external growth opportunities and to complete related transactions and/or obtain regulatory clearances, risks associated with Sanofi’s and Translate Bio’s intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Sanofi and Translate Bio and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Sanofi’s and Translate Bio’s employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Sanofi and Translate Bio. This situation is changing rapidly and additional impacts may arise of which Sanofi and Translate Bio are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Sanofi and Translate Bio and the public filings with the Autorité des marchés financiers made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2020, and Translate Bio’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi and Translate Bio do not undertake any obligation to update or revise any forward-looking information or statements.

About the Offer

The tender offer for the outstanding shares of Company common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Translate Bio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. TRANSLATE BIO’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TRANSLATE BIO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Translate Bio’s stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Translate Bio. Copies of the documents filed with the SEC by Translate Bio will be available free of charge on Translate Bio’s internet website at www.translate.bio or by contacting Translate Bio’s Investor Relations Department at tdahlman@translate.bio. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://en.sanofi.com/investors or by contacting Sanofi’s Investor Relations Department at ir@sanofi.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Translate Bio files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Translate Bio at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Translate Bio’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.